EXHIBIT 10.31

[LETTERHEAD OF SEARS HOLDINGS]

April 26, 2013

Mr. Jeffrey A. Balagna
[Adress Omitted]

Dear Jeff,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as Executive Vice President, Chief Information Officer, reporting to the board for the Information and Technology Group.  Your start date will be June 6, 2013. This letter serves as confirmation of our offer, subject to the contingencies listed below. Please note that the offer also is subject to the approval of the Compensation Committee of SHC’s Board of Directors (“Compensation Committee”).
The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $750,000.

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Participation in the Sears Holdings Corporation Annual Incentive Plan (“AIP”) with an annual incentive opportunity of 150% of your base salary.  Your target incentive under the 2013 AIP will be prorated from your start date through February 1, 2014, the last day of SHC’s 2013 fiscal year. Notwithstanding the forgoing, for SHC’s 2013 fiscal year, you will be eligible to receive an incentive payment equal to the greater of (a) the actual incentive earned and payable to you under the 2013 AIP or (b) $600,000 (gross) (“Special Incentive Award”). The Special Incentive Award will be reduced by any amount payable to you under the 2013 AIP. Any incentive payable with respect to a fiscal year (including the Special Incentive Award) will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date. Further details regarding your 2013 AIP target award will be provided to you following your start date.

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Participation in the SHC long-term incentive program (“LTI”). Your target incentive opportunity under the LTI will be 150% of your base salary. Your participation in SHC’s 2013 LTI will be prorated from your start date through January 30, 2016, the last day of SHC’s 2015 fiscal year. Further details regarding your 2013 LTI target award will be provided to you following your start date.

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Subject to approval of the Compensation Committee of SHC’s Board of Directors (“Compensation Committee”), you will receive a grant of restricted stock valued at $1,500,000 under a stock plan sponsored by Sears Holdings Corporation. The number of restricted shares granted will be determined using the market closing price of Sears Holdings shares on the grant date (rounded to the nearest whole share). The grant date will be the first business day of the month following the later of (a) the date upon which we receive both your executed Executive Severance Agreement (see below) and the approval of the Compensation Committee of this grant or (b) your start date. The restricted shares granted will be scheduled to vest on a graded basis, with one-third of the shares granted vesting on each of the next three (3) anniversaries of the grant date.

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You will receive a one-time sign-on bonus of $842,500 (gross). This sign-on bonus will be payable within thirty (30) days following your start date. In the event you voluntarily terminate your employment with SHC or are terminated by SHC for misconduct or integrity issues within twenty-four (24) months of your start date, you will be required to repay the full amount of the payment paid to you, including any taxes withheld, unless

Mr. Jeffrey A. Balagna
April 26, 2013

prohibited by law, to SHC within thirty (30) days of your last day worked.

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You will be eligible to receive a long-term incentive cash award of $1,200,000 (gross). This award will be scheduled to vest with $200,000 of the award vesting on your first anniversary of your start date, $500,000 vesting on each of your second and third anniversaries of your start date, provided you are actively employed on the applicable vesting date, and will be payable as soon as administratively possible following the applicable vesting date.

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You represent and warrant to SHC that (a) as of your start date with SHC, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by SHC in advance of your start date.  You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHC, such consent not to be unreasonably withheld.  Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

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You will be required to sign an Executive Severance Agreement (“Agreement”).  If your employment with SHC is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment.  The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. This offer is contingent upon you signing this Agreement.

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Your office and primary place of employment will be the Hoffman Estates, Illinois, Support Center. It is understood that you do not intend to initiate the relocation process at this time and you will, therefore, be provided with commuter benefits for the first six (6) months beginning on your start date. During this commuter period you will receive the following commuter benefits, which are subject to the company’s standard corporate travel policy:

•	Ground transportation between your home in Minnesota and the local airport and also to and from Chicago area airports and the Support center for commuter purposes.

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Housing allowance of $3,000 per month while living in the Hoffman Estates area. The housing allowance is intended to assist you with hotel or rent (including security deposit) utilities and meals and will be included in your last paycheck each month.

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To the extent these commuter benefits are taxable imputed income to you, they will be included in your W-2 wages. The company will add to your pay a cash gross-up equal to 35% of the imputed income amount to defray a portion of the taxes due on the imputed income.

You will be required to track your commuter expenses separate from your business expenses.  Commuter-related expenses cannot be charged to your corporate One Card. A separate corporate card will be provided to you for your commuter expenses.  You also will be reimbursed for business travel and other business-related expenses in accordance with the company’s standard corporate travel policy, as appropriate.  Eligible business expenses should be charged to your corporate One Card.

Mr. Jeffrey A. Balagna
April 26, 2013

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Once you initiate the relocation process, you will be eligible for relocation assistance in accordance with the company’s standard relocation policy. To receive relocation assistance, you must sign a Relocation Repayment Agreement which will be included in the Relocation Benefits package that will be sent to you from the company’s relocation vendor. Your relocation package will include home sale assistance and moving and storage of household goods (including the shipment of two automobiles). In addition you will receive a one-time lump sum payment of $50,000 (net) when you initiate your relocation package, to assist with temporary living and travel during the relocation process. A sample copy of the Relocation Repayment Agreement is enclosed for your information.

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You will be eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) personal days per year, after completing six (6) months of service.

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You will be eligible to participate in all retirement, health and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	This offer also is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

Jeff, we are looking forward to you joining Sears Holdings Corporation. We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement to my attention.

Sincerely,

/s/ Dean Carter                         5/30/2013
Dean Carter

Enclosures

Accepted:
/s/ Jeffrey A. Balagna                          4/27/2013
Jeffrey A. Balagna                     Date